Exhibit 10.2

THIRD AMENDMENT TO THE RESTATED
AVON PRODUCTS, INC. COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

The Avon Products, Inc. Compensation Plan for Non-Employee Directors (the “Plan”) is hereby amended in accordance with resolutions adopted by the Nominating and Corporate Governance Committee of the Board of Directors of Avon Products, Inc. (the “Company”) on May 2, 2005. The Plan is amended, effective May 5, 2005, as follows:

1.	Section 1.2 of the Plan is revised in its entirety to read as follows:

“1.2 Relationship to 2005 Stock Incentive Plan The Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which was approved by the Company’s shareholders at the Annual Meeting of Shareholders on May 5, 2005, provides for the award of stock incentives, including stock options and restricted stock, to key employees and non-employee directors of the Company. Grants of stock options and restricted stock made under the Plan on or after May 5, 2005 shall be made under the 2005 Plan. Grants of stock options and restricted stock made under the Plan prior to May 5, 2005 were made under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”). With respect to such grants under the 2000 Plan, references in the Plan to the 2005 Plan shall instead be construed to refer to the 2000 Plan.”

2.	Sections 1.3, 4.3, 5.1 and 5.3 of the Plan are revised by deleting the words “2000 Stock Incentive Plan” and inserting in lieu thereof the words “2005 Plan”.

3.	Section 3.2 of the Plan is revised by deleting the words “2000 Plan” and inserting in lieu thereof the words “2005 Plan”.

Except as hereby amended, the Plan shall continue in full force and effect.

                 IN WITNESS WHEREOF, the Company has caused this Third Amendment of the plan to be executed as of this 10th day of May, 2005.

AVON PRODUCTS, INC.
By:	/s/ ANDREA JUNG

Andrea Jung Chief Executive Officer

ATTEST:
/s/ KIM K. AZZARELLI

Secretary